NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Establishes Special Purpose Reinsurer, Mt. Logan Re, Ltd.

HAMILTON, Bermuda – January 11, 2013 -- Everest Re Group, Ltd. (NYSE: RE) today announced the formation of Mt. Logan Re, Ltd., a new Bermuda domiciled special purpose reinsurer, to provide collateralized capacity to the worldwide property catastrophe reinsurance market.

Everest Re will provide initial funding of $50 million to Mt. Logan Re with additional funding secured from third party investors to reach an initial target capacity of $250 million.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said "We are pleased to have Rick Pagnani join us as the Chief Executive Officer of this new venture. Rick brings a wealth of experience and is well known within the Bermuda reinsurance community. Having successfully led prior reinsurance ventures, we are fortunate to have an executive of his caliber join us to launch this new operation.”  Mr. Taranto further commented, “For Everest, this vehicle adds yet another tool to our underwriting arsenal that allows us to meet the dynamic demands of the reinsurance marketplace and enhance the returns of our investors."

About Everest Re Group, Ltd.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest

Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.